                                                                  EXHIBIT 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS ([**]), HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED

                         NON-EXCLUSIVE LICENSE AGREEMENT

      This non-exclusive License Agreement (the "Agreement") is effective as of January 1, 2003 (the "Effective Date") by and between ViaCell, Inc., a Delaware corporation having its principal place of business at 131 Clarendon Street, Boston, Massachusetts 02116 ("ViaCell") and SmithKline Beecham Corporation doing business as GlaxoSmithKline, a Pennsylvania corporation having offices at Five Moore Drive, Research Triangle Park, North Carolina 27709 ("SB Corp") and Glaxo Group Limited, a company under English Law with offices at GSK House, 980 Great West Road, Brentford, Middlesex, United Kingdom TW 8 9GS ("GGL") ( SB Corp and GGL collectively being referred to as "GSK").

                                    AGREEMENT

      In consideration of the mutual covenants and undertakings set forth herein, GSK and ViaCell hereby agree as follows:

1.    BACKGROUND

      1.1 GSK has discovered and developed certain mimetics of thrombopoietin ("TPO Mimetics"), is the owner of certain patent rights pertaining thereto and has developed methods and data pertaining to TPO Mimetics. GSK has supplied ViaCell with an initial quantity of specified forms of its TPO Mimetics and certain methods and data relating thereto in accordance with the Material Transfer Agreement dated March 4, 2002 between ViaCell and SB Corp. (the "MTA"), and GSK is willing to grant a nonexclusive license to ViaCell in addition to and superceding the rights granted under the MTA (and as defined below) to four specified forms of its TPO Mimetics for certain ex vivo uses. GSK owns other forms of its TPO Mimetics, which are not covered by this Agreement.

      1.2 ViaCell is a developer of certain cell amplification and expansion technology and desires to obtain a non-exclusive license to use four forms of GSK's TPO Mimetics for ex vivo uses and certain methods and data pertaining thereto.

2.    DEFINITIONS

      All initially capitalized terms shall have the meanings specified below:

      2.1 "Affiliate" shall mean a person or entity that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the person or entity specified. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

      2.2 "Commencement of Phase III Clinical Trial" means the first patient enrollment into a large scale human clinical trial using a Product and sponsored by ViaCell or its Affiliates to establish efficacy in the Field, which is intended to provide the safety and efficacy data necessary to obtain Product Approval for such Product in a Major Market.

      2.3 "Confidential Information" shall mean any and all proprietary or confidential information owned by ViaCell or GSK that is provided to the other party. If information is disclosed orally, it shall be deemed Confidential Information only if the disclosing party provides a written notice to the recipient within thirty (30) days after disclosure identifying the orally disclosed information which is deemed confidential. Confidential Information shall not be deemed to include information that:

            (a) is or becomes known publicly through no fault of the recipient;

            (b) is learned by the recipient from a Third Party entitled to disclose it;

            (c) is developed by the recipient independently of information obtained from the disclosing party;

            (d) is already known to the recipient before receipt from the disclosing party, as shown by prior written records; or

            (e) is released without restriction with the prior written consent of the disclosing party.

      2.4 "Date of First Commercial Sale" shall mean the date of the first commercial sale of a Product to a Third Party (who is not a sublicensee) by ViaCell, its Affiliates or sublicensees. "Date of First Commercial Sale" shall not mean the date of the sale of a Product for use in a clinical trial.

      2.5 "Effective Date" shall mean the date set forth in the first paragraph of this Agreement.

      2.6 "FDA" shall mean the United States Food and Drug Administration or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic products in the United States.

      2.7 "Field" shall mean ex vivo cell therapy and ex vivo gene therapy. The Field excludes all parenteral or in vivo therapies, which are expressly reserved for GSK or such third parties to whom such uses may be licensed by GSK, provided that the Field shall include ex vivo and extra-corporeal uses where the primary intended activity of the

Licensed Compound is ex vivo and any residuals thereof which may be introduced in vivo have no significant medical or therapeutic benefit. "Extra-corporeal" means a process where a patient's cells are extracted, processed and infused back into a subject by a device while the subject remains connected to the device.

      2.8 "GMP" shall mean the regulatory requirements for good manufacturing practices promulgated by the FDA under the Federal Food, Drug and Cosmetic Act, as amended.

      2.9 "Licensed Patent Rights" shall be as defined in Exhibit A.

      2.10 "Licensed Compound" shall mean any composition of matter which uses and/or comprises the [**] compounds as defined in Exhibit B.

      2.11 "Licensed Technology" shall mean the technology, know-how, data, information and results relating to the synthesis and characterization of Licensed Compound to be supplied to ViaCell, as referred to in Exhibit C.

      2.12 "Major Market" shall mean (a) France, (b) Germany, (c) Italy, (d) United Kingdom, (e) Japan, (f) Canada, or (g) the United States of America.

      2.13 "NDA Submission" means the first submission by or on behalf of ViaCell or its Affiliates to the applicable Regulatory Agency of a Major Market of a completed application for Product Approval of the use of the applicable Product in the Field in that Major Market.

      2.14 "Net Sales" means the gross receipts representing sales of Product, whatever dosage formulation, by ViaCell, its Affiliates or sublicensees (hereafter referred to as "the Selling Party") to Third Parties, less deductions actually allowed or specifically allocated to Products by the Selling Party using generally accepted accounting standards for:

            (a) transportation and freight charges relating to Products, including handling and insurance relating thereto;

            (b) sales taxes (such as VAT, or its equivalent), excise taxes and duties paid by the Selling Party in relation to Products and any other equivalent governmental charges imposed upon the importation, use or sale of Products;

            (c) customary trade, quantity and cash discounts allowed on Products;

            (d) refunds, allowances or credits to customers on account of retrospective price reductions affecting Products or any rejected or returned Products; and

            (e) customary Product rebates and Product charge backs including those granted to managed care entities.

      Sales between a Party hereto and its Affiliates or sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or sublicensees.

      2.15 "Product" shall mean any cellular therapy or gene therapy product developed or manufactured using a Licensed Compound, for which the use of the Licensed Compound would, but for the license granted hereunder, otherwise infringe a Valid Claim of the Licensed Patent Rights.

      2.16 "Product Approval" shall mean having obtained all approvals of governmental and notified bodies necessary to commercially market and sell a Product in the Field in a Major Market

      2.17 "Regulatory Agency" shall mean the FDA or any comparable foreign regulatory agency.

      2.18 "Regulatory Filing" shall mean any U.S. or foreign filings, and amendments thereto, as may be required by Regulatory Agencies necessary for the manufacture, use, testing, storage, transport, marketing, promoting or sale of Products in a country.

      2.19 "Royalty Period" shall mean the partial calendar quarter commencing on the Date of First Commercial Sale and every complete or partial calendar quarter thereafter during which either: (i) this Agreement remains in effect; or
(ii) ViaCell has the right to complete and sell work-in-progress and inventory of Products pursuant to Section 10.5(a)(i) below.

      2.20  "Territory" shall mean the world.

      2.21 "Third Party" shall mean any person or entity other than a party to this Agreement or an Affiliate of a party to this Agreement.

      2.22 "Trademarks" shall mean any trade name, trade dress, logo or trademark (whether or not registered) associated with any product or service (together with all goodwill associated therewith).

      2.23 "Valid Claim" means, on a country per country basis, either: (i) a claim of an issued and unexpired patent included within the Licensed Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (ii) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application. Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of an issued patent within seven (7) years after the filing date from which such claim takes priority, such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes an issued claim of an issued patent.

      2.24 "ViaCell Technology" shall mean any technology, know-how, invention, data, information, results, and any other intellectual property of any kind, and all rights to any of the foregoing, owned or controlled by ViaCell or its Affiliates.

3.    GRANT OF LICENSE

      3.1 License. Subject to the terms and conditions herein (including the purchase of stock referred to in Section 5.1 and the Milestone Payments payable pursuant to Section 5.3), GSK hereby grants ViaCell a nonexclusive license under the Licensed Patent Rights and the Licensed Technology to develop, make, have made, and use Licensed Compounds ex vivo in the Territory for the purpose of developing, making, having made, using, having used, selling, having sold, offering for sale, importing, exporting and otherwise exploiting Products in the Field and in the Territory. The license shall include, without limitation, the right to (i) sell Products to purchasers and/or distributors in the Field and in the Territory and/or (ii) to collaborate with preclinical or clinical investigators in the Field and in the Territory provided such investigators are bound by the confidentiality provisions contained herein, and/or (iii) to sublicense to Affiliates of ViaCell, to develop, make, have made, and use Licensed Compounds ex vivo in the Territory for the purpose of developing, making, having made, using, having used, selling, having sold, offering for sale, importing, exporting and otherwise exploiting Products in the Field and in the Territory, provided that such Affiliates will be bound by the terms and conditions contained herein and/or (iv) to sublicense to Third Parties to develop, make, have made, and use Licensed Compounds ex vivo in the Territory for the purpose of developing, making, having made, using, having used, selling, having sold, offering for sale, importing, exporting and otherwise exploiting Products in the Field and in the Territory for use in combination with ViaCell Technology, provided such Third Party sublicensee shall be identified to GSK and be bound by the applicable terms and conditions as contained herein. In all events ViaCell shall remain liable to GSK for any obligation incurred by such investigator, Affiliate or Third Party sublicensee with respect to the rights granted hereunder. The license to ViaCell granted hereunder shall be perpetual, subject to termination as provided in Article 10 ("Term and Termination").

      3.2 Paid-up License. Upon full payment of the amounts set forth in Sections 5.1 "License Fees"), 5.2 ("Milestone Payments") and 5.4 ("Royalty Payments"), the license granted pursuant to Section 3.1 ("License") shall be fully paid-up.

      3.3 Misuse by ViaCell Customers and Sublicensees. ViaCell shall not be liable for use by a Third Party of any Product outside the Field ("Outside Use") so long as ViaCell does not encourage or assist in such Outside Use nor make any Regulatory Filings directed toward Product Approval in any country of such Outside Use and provided ViaCell promptly informs GSK about any such Outside Use by a Third Party of which ViaCell becomes aware.

4.    MATERIALS, METHODS AND DATA

      4.1 Supply of Licensed Technology. Within thirty (30) days of the Effective Date, GSK shall provide to ViaCell at its principal address set forth above, the Licensed Technology set forth in Exhibit C in a format and degree of detail as reasonably determined by GSK and at no cost to ViaCell. ViaCell shall be solely responsible for manufacturing (itself or through its contract manufacturers) the quantity of Licensed Compounds needed by ViaCell and its Affiliates and sublicensees.

      4.2 Technical Assistance. Upon request of ViaCell and at no charge to ViaCell, GSK shall make its employees available (at their normal places of employment or by telephone) to provide reasonable levels of technical assistance to ViaCell concerning ViaCell's use or manufacture of the Licensed Compounds or ViaCell's preparation of Regulatory Filings and clinical work. Such assistance shall not exceed one (1) FTE for a period not to exceed five (5) days ("Free Assistance Allotment") and shall exclude all costs relating to documentation, travel and Third Party costs and expenses, which shall be borne by ViaCell. Upon request of ViaCell, GSK shall provide such assistance in excess of the Free Assistance Allotment, at GSK's then prevailing service rates plus all costs relating to documentation, travel and Third Party costs and expenses.

      4.3 Regulatory Filings. ViaCell shall file and be the owner of record for all Regulatory Filings developed by ViaCell. GSK shall, upon request and at no charge to ViaCell, reasonably cooperate with and assist ViaCell in preparing Regulatory Filings. Such cooperation shall extend to reasonable consultation by telephone or at GSK's normal business location, but shall not include preparation of Regulatory Filings for ViaCell. All nonpublic information provided by one party to the other in preparing Regulatory Filings shall be deemed to be Confidential Information of the disclosing party.

      4.4 Clinical Studies. ViaCell shall be independently and solely responsible for the design, implementation, evaluation, management, expenses and all matters relating to any clinical studies used to obtain clinical data for use by ViaCell in preparing Regulatory Filings.

5.    CONSIDERATION

      Upfront Payment and Issuance of Stock. Within thirty (30) dais of the Effective Date, ViaCell shall pay to GSC a non-refundable, non-creditable payment of One Hundred Thousand Dollars ($100,000). Upon the Effective Date, ViaCell shall issue to SB Corp 12,500 shares of Series I Convertible Preferred Stock of ViaCell, $.01 par value per share, pursuant to the terms and conditions set forth in the Securities Purchase Agreement entered into between SB Corp and ViaCell on the Effective Date ("Stock Issuance").

      5.2 License Fees. In consideration of the license granted by GSK, ViaCell shall pay to GSK the following nonrefundable payments ("License Maintenance Fees") within thirty (30) days after the applicable anniversary of the Effective
Date:

            (a) An Annual License Maintenance Fee of [**], due and payable on each of the first two (2) one year anniversaries of the Effective Date (for a total of [**]; and

            (b) An Annual License Maintenance Fee of [**], due and payable on the third and fourth anniversaries of the Effective Date (for a total of [**];

            (c) An Annual License Maintenance Fee of [**], due and payable on the fifth, sixth, seventh, eight, ninth, and tenth anniversaries of the Effective Date (for a total of [**];

      5.3 Milestone Payments. In addition to the License Maintenance Fees, ViaCell shall pay GSK the following nonrefundable, non-creditable milestone payments ("Milestone Payment") within thirty (30) days of the first achievement of a milestone event with the first Product only as set forth below:

Milestone                                               Amount
---------                                               ------
a.  Commencement of Phase III Clinical Trial             [**]
b.  NDA Submission                                       [**]
c.  First Product Approval                               [**]

ViaCell shall notify GSK promptly in writing of the achievement of each such milestone. If ViaCell proceeds to NDA Submission without having made the Milestone Payment for milestone "a" (Commencement of Phase III Clinical Trial), e.g., because the data from a Phase II clinical trial is believed to be sufficient for registration, then such Milestone Payment for milestone "a" shall be made concurrently with the Milestone Payment for Milestone "b" (NDA Submission).

      5.4 Payments. Except for the Stock Issuance, all payments under this Agreement by ViaCell shall be made in U.S. Dollars drawn on a U.S. bank and paid by check or wire transfer to GSK to a U.S. financial institution account as designated by GSK to ViaCell in writing from time to time.

      5.5 Royalties. In addition to the License Maintenance Fees and the Milestone Payments, ViaCell shall pay to GSK royalties of [**] of Net Sales of Products ("Royal Payments") within thirty (30) days of the end of the Royalty Period for which the Net

Sales upon which the Royalty Payments are due are received by ViaCell. Royalty Payments shall be reduced by an amount equal to the License Maintenance Fees to the extent payable and due hereunder in the same year in accordance with Section
5.2 following the Date of First Commercial Sale. For the avoidance of doubt no unused credit relating to such offset of License Maintenance Fees in such year shall be carried forward to any subsequent year. Such Royalty Payment shall be due on Net Sales' in each country until the expiration of the last to expire Valid Claim under the Licensed Patent Rights in that country.

      5.6 Blocked Payments. If by law, regulation, or fiscal policy of a particular country, conversion of Royalty Payments into U.S. Dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden ("Blocked Payments"), ViaCell shall give GSK prompt notice in writing and shall pay the Blocked Payments through such means or methods as are lawful in such country as GSK may reasonably designate. Failing the designation by GSK of such lawful means or methods within thirty (30) days after such notice is given to GSK, ViaCell shall deposit such Blocked Payments in local currency to the credit of GSK in a recognized banking institution selected by ViaCell and identified in a written notice to GSK by ViaCell, and such deposit shall fulfill all obligations of ViaCell to GSK with respect to such Blocked Payments.

      5.7 Withholding. If, as a result of an assignment pursuant to Section 11.4, the tax required by applicable law to be deducted from any such payment by the assignee to GSK is greater than the amount to be deducted if an assignment had not been made, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings, GSK receives an amount equal to the sum it would have received had no assignment been made and
(ii) the assignee will make such deductions or withholdings and pay to the applicable taxing authority the full amount deducted or withheld before penalties attach thereto or interest accrues thereon. The assignee shall secure and send to GSK proof of any such taxes or other duties withheld and paid by the assignee for the benefit of GSK within sixty (60) days following that tax payment.

6.    DILIGENCE PROVISIONS AND IMPROVEMENTS

      6.1 ViaCell shall use commercially reasonable efforts to develop and commercialize a Product.

      6.2 ViaCell will provide GSK with a written report at a frequency not less than yearly, summarizing the development of improvements made by ViaCell to the to the synthesis or characterization of Licensed Compound ("Improvements"). ViaCell shall disclose promptly in writing to GSK any documents that ViaCell receives from the United States Patent and Trademark Office or corresponding foreign agency ("Patent Office") regarding any patents or patent applications covering Improvements, and shall also disclose to GSK each patent application, office action, response to office action, request for terminal disclaimer, request for reissue or reexamination of any patent issuing from any such application, and any other filing with a Patent Office relating to an

Improvement, and any draft of any of the foregoing prepared by ViaCell or on ViaCell's behalf. [**]

7.    INTELLECTUAL PROPERTY

      7.1 Inventions. The parties agree that title to any invention made by an employee or employees of either party in connection with its activities under this Agreement shall vest in the employer of such employee or employees in accordance with the patent laws of the United States. Inventions made jointly by one or more employees of each party shall be jointly owned. Each party shall inform the other in the event that its employees report the making of a joint invention arising from this Agreement. Each party shall cooperate with the other in completing any patent applications to secure patent rights for inventions in which the other has an ownership interest, and in perfecting such other party's legal title thereto.

      7.2 Patent Infringement.

            (a) GSK and ViaCell shall promptly notify each other of any infringement of the Licensed Patent Rights which may come to their attention. GSK shall, at its option, promptly undertake reasonable efforts to obtain a discontinuance of the aforesaid infringement or unauthorized use and, if not successful, GSK shall at its option bring suit against such infringer or unauthorized user.

            (b) In the event that GSK fails to have initiated a suit against an infringer or unauthorized user of the Licensed Patent Rights acting in the Field within a reasonable time after GSK first becomes aware of the basis for such action, then parties shall discuss ways to bring suit against such infringer or unauthorized user, in coordination with GSK's policy and other licensees of GSK under Licensed Patents.

      7.3 Infringement of Third Party Patents. Each party hereto shall notify the other promptly in the event of the receipt of notice of any action, suit or claim alleging infringement, by the manufacture, use, or sale of the Products, of a patent held by a Third Party, to the extent such infringement would not occur but for ViaCell's exercise of its rights under the license granted hereunder. The parties shall cooperate with each other in the defense of any such action, suit or claim.

      7.4 Prosecution of Licensed Patents. GSK, either directly or through an authorized Third Party licensee of the Licensed Patent Rights (an "Authorized Third Party"), shall be responsible for filing, prosecution and maintenance of the Licensed Patent Rights. GSK shall inform ViaCell of each patent issuing on the Licensed Patent Rights. If GSK or any Authorized Third Party abandons prosecution of any patent application under the Licensed Patent Rights or fails to maintain any issued patent under Licensed Patent Rights, and such abandonment or failure to maintain results in sales of Products in a Major Market by a Third Party who is not a licensee of GSK or a sublicensee of GSK under Licensed Patent Rights, then upon written request from ViaCell, GSK shall reduce or rebate a portion of the License Maintenance Fees and Milestone Payments due in the future or previously made hereunder in an equitable amount to be negotiated in good faith by the parties. GSK shall notify ViaCell in sufficient time before GSK or an Authorized Third Party abandons the prosecution of any patent application under the Licensed Patent Rights or stops maintaining any issued patent under Licensed Patent Rights, such that ViaCell shall have the opportunity to assume the prosecution of any such patent application or the maintenance of any such issued patent. ViaCell shall then have the right, but not the obligation, to assume the prosecution of any such patent application or the maintenance of any such issued patent in GSK's name at ViaCell's expense. In the event that ViaCell may elect to assume such prosecution or maintenance of a given application or patent under Licensed Patent Rights, GSK shall remain the owner of such application or patent and it is understood that ViaCell's license rights shall not become greater than what is expressly granted to ViaCell under this Agreement, unless expressly agreed hereto in writing between the parties.

8.    CONFIDENTIALITY

      8.1 General Obligation of Confidentiality. ViaCell and GSK shall maintain in confidence the respective Confidential Information received or obtained from the other party, and use such Confidential Information solely for the purposes contemplated and permitted by this Agreement. Each party shall maintain communications to each other in confidence. The foregoing obligations shall apply for a period of seven (7) years after receipt of the Confidential Information. Each party acknowledges that all Confidential Information exchanged or developed hereunder shall be owned by the transferor and shall continue to be owned by the transferor following transfer.

      8.2 Permitted Disclosures. Notwithstanding Section 7.1 hereof, GSK and ViaCell shall, to the extent necessary, have the right to disclose and use Confidential Information of the other party:

            (a) to prepare or supplement any Regulatory Filing applicable to the use of a Licensed Compound as provided hereunder or otherwise to assist in securing institutional or government approval to clinically test or government approval to market a Product for use in the Field n in all events to the extent cross references to the file of the other party is not allowed or not sufficient; or

            (b) to the extent the disclosure of the Confidential Information is required by law, subpoena or other governmental compulsion; provided that the party whose Confidential Information is to be disclosed shall have been notified by the party required to disclose such Confidential Information in writing of such disclosure in order to obtain a protective order or other relief, and that any such disclosure shall be in confidence and subject to provisions the same, or substantially the same, as those in Section 8.1 hereof, whenever reasonably possible.

9.    WARRANTIES AND REPRESENTATIONS

      9.1 Warranties and Representations of GSK. GSK represents and warrants to ViaCell that:

            (a) the execution, delivery and performance of this Agreement by GSK have been duly authorized and approved by all necessary corporate action, and that the Agreement is binding upon and enforceable against GSK in accordance with its terms (subject to bankruptcy and similar laws affecting the rights of creditors generally);

            (b) GSK and its Affiliates are the owners of or control the Licensed Patent Rights and Licensed Technology, and have the right to grant ViaCell the licenses granted hereunder;

            (c) GSK and its Affiliates control no issued patents which, or patents filed or pending (other than the Licensed Patent Rights) which, when issued, would necessarily be infringed by the development, making, having made, and use of the Licensed Compounds ex vivo in the Territory for the purpose of developing, making, having made, using, having used, selling, having sold, offering for sale, importing, exporting and otherwise exploiting Products in the Field and in the Territory, where "control" for purposes of this subsection means actual or beneficial ownership or an exclusive license covering such use and "necessarily be infringed" means that infringement is not avoidable by commercially reasonable alternatives;

            (d) GSK represents that to the best of GSK's knowledge and belief, the development, making, having made, and use of the Licensed Compounds ex vivo in the Territory by ViaCell for the purpose of developing, making, having made, using, having used, selling, having sold, offering for sale, importing, exporting and otherwise exploiting Products in the Field and in the Territory shall not infringe any intellectual property right of a Third Party.

      9.2 Warranties and Representations of ViaCell. ViaCell represents and warrants to GSK that:

            (a) the execution, delivery and performance of this Agreement by ViaCell have been duly authorized and approved by all necessary corporate action, and that the Agreement is binding upon and enforceable against ViaCell in accordance with its terms (subject to bankruptcy and similar laws affecting the rights of creditors generally); and

            (b) ViaCell shall use the Licensed Technology in compliance with all applicable federal, state and local laws and regulations and in accordance with the provisions set forth herein.

      9.3 Limitation of Liability. GSK has no knowledge or awareness of or control over the manner in which ViaCell intends to use the Products. GSK shall not be liable to ViaCell for any losses, damages, costs or expenses of any nature incurred or suffered by ViaCell or by a Third Party, arising out of any dispute or other claims or proceedings made by or brought against ViaCell, (including, without limitation, product liability claims and claims by a Third Party alleging infringement of its intellectual property rights by the use or sale of any Product or use of License Patent Rights or Licensed Technology), nor shall GSK be responsible in any way for dealing with any such disputes, claims or proceedings, except to the extent that any such dispute, claim or proceeding arises from (a) a material breach by GSK of this Agreement or of any warranty set forth in Section 9.1 hereof, or (b) any gross negligence or willful misconduct by GSK. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 9.1, GSK MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE LICENSED PATENT RIGHTS, LICENSED TECHNOLOGY OR LICENSED COMPOUNDS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. EXCEPT AS OTHERWISE PROVIDED HEREIN, GSK SHALL NOT BE LIABLE FOR ANY USE OF LICENSED TECHNOLOGY BY VIACELL OR FOR ANY LOSS, CLAIM, DAMAGE, OR LIABILITY, OF ANY KIND OR NATURE, WHICH MAY ARISE FROM THE USE, HANDLING OR STORAGE OF THE LICENSED COMPOUNDS. NEITHER PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR LOST PROFITS.

      9.4 ViaCell's Right to Indemnification. GSK shall indemnify each of ViaCell, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the "ViaCell Indemnitees"), pay on demand and protect, defend, save and hold each ViaCell Indemnitee harmless from and against, any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees) (any of the foregoing, a "Claim") incurred by or asserted against any ViaCell Indemnitee of whatever kind or nature, arising from or occurring as a result of (a) any material breach of this Agreement or the warranties hereunder by GSK, or (b) any gross negligence or willful misconduct by GSK, except to the extent Claims result from the negligence or willful misconduct of ViaCell or a material breach of this Agreement or the warranties hereunder by ViaCell. A ViaCell Indemnitee claiming indemnification hereunder shall promptly notify GSK of any Claim, upon becoming aware thereof, and permit GSK at GSK's cost to defend against such Claim and shall cooperate in the defense thereof. Neither GSK nor ViaCell shall enter into, or permit, any settlement of any such Claim without the express written consent of the other party. ViaCell may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of GSK and shall cooperate with GSK or its insurer in the disposition of any such matter.

      9.5 GSK's Right to Indemnification. ViaCell shall indemnify each of GSK, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the "GSK Indemnitees"), pay on demand and protect, defend, save and hold each GSK Indemnitee harmless from and against any and all Claims incurred by or asserted against any GSK Indemnitee of whatever kind or nature, arising from or occurring as a result of (a) the use of any Licensed Compound, Licensed Technology, Licensed Patent Rights by ViaCell or any Affiliate, agent or employee of or sublicensee of ViaCell, (b) any material breach of this Agreement or the warranties hereunder by ViaCell, or (c) any gross negligence or willful misconduct by ViaCell, except to the extent Claims result from the negligence or willful misconduct of GSK or a breach of this Agreement or the warranties hereunder by GSK. A GSK Indemnitee claiming indemnification hereunder shall promptly notify ViaCell of any Claim, upon becoming aware thereof, and permit ViaCell at ViaCell's cost to defend against such Claim and shall cooperate in the defense thereof. Neither GSK nor ViaCell shall enter into, or permit, any settlement of any such Claim without the express written consent of the other party. GSK may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of ViaCell and shall cooperate with ViaCell or its insurer in the disposition of any such matter.

10. TERM AND TERMINATION

      10.1 Term. This Agreement shall commence on the Effective Date and shall expire upon the expiration of the last-to-expire Valid Claim under the Licensed Patent Rights, unless earlier terminated as provided hereunder.

      10.2 Termination by for Breach. If either party fails to comply with any of the material terms and conditions of this Agreement, the other party may terminate this Agreement upon sixty (60) days' written notice to the defaulting party specifying any such breach unless within the period of such notice, all breaches specified therein shall have been remedied, or unless the breach is one which, by its nature, cannot be fully remedied in sixty (60) days, but the breaching party has undertaken reasonable, good faith efforts toward remedying the breach within such sixty (60) days, and continues to use reasonable, good faith, and diligent efforts to promptly remedy the breach. Upon termination of the Agreement, as provided above, all licenses granted by the nonbreaching party to the other party under this Agreement shall terminate and all other rights granted by the nonbreaching party to the other party shall revest in the nonbreaching party.

      10.3 Termination for Insolvency. Either party may terminate this Agreement if the other party becomes insolvent, a petition in bankruptcy is filed against the other party and is consented to, acquiesced in or remains undismissed for ninety (90) days, or the other party makes a general assignment for the benefit of creditors, or a receiver is appointed for the other party, and the other party does not return to solvency before the expiration of a thirty (30) day period set by the written notice. In addition to the right to terminate this Agreement under this Section 10.3, the parties shall have all legal and equitable remedies available to enforce the terms and conditions of this Agreement.

      10.4 Termination by ViaCell. ViaCell shall have the right to terminate this Agreement at any time, effective upon at least thirty (30) days written notice of termination to GSK.

      10.5 Effects of Termination and Expiration.

            (a) Upon termination of this Agreement:

                  (i) ViaCell and its Affiliates and sublicensees shall have three (3) months to complete the manufacture of any Products that are works in progress and to sell any inventory of Products on hand as of the effective date of termination and may fill any bona fide orders accepted prior to the date of termination, provided that ViaCell pays the applicable royalties in accordance with
                        Article 5 and provided that no such sale hereunder shall occur as from 6 months after such termination;

                  (ii) all undisputed amounts previously invoiced and unpaid shall be due and payable as of the time of termination; and

                  (iii) all rights and licenses granted pursuant to Section 3.1
                        ("License") hereof shall immediately terminate.

            (b) Upon termination of this Agreement by ViaCell pursuant to
Section 10.2 or 10.3 above, GSK shall accept an assignment by ViaCell of any sublicenses granted by ViaCell to entities other than Affiliates in accordance with Section 3.1 above, and any sublicense so assigned shall remain in full force and effect.

            (c) Articles 2 ("Definitions"), 7 ("Intellectual Property"), 8 ("Confidentiality"), 9 ("Warranties and Representations") 11 ("Miscellaneous Provisions") and this Section 10.5 ("Effects of Termination and Expiration") shall survive expiration or termination of this Agreement.

11.   MISCELLANEOUS PROVISIONS

      11.1 No Implied Waivers; Rights Cumulative. No failure on the part of GSK or ViaCell to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other further exercise thereof or the exercise of any other right, power, remedy or privilege.

      11.2 Notices. All notices, requests and other communications to GSK or ViaCell hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer' specifically to this Agreement and shall be deemed made or so given when personally delivered' or sent by telecopy (fax) or other electronic facsimile transmission with receipt verified electronically, or by a nationally-recognized courier service guaranteeing next-day delivery, or by certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such other U.S. address as may be specified in writing to the other party hereto):

            To GSK:     General Counsel
                        GlaxoSmithKline, Inc.
                        Five Moore Drive
                        Research Triangle Park
                        North Carolina  27709
                        FAX: (919) 549-9074

            To ViaCell: Senior Vice President, Business Development
                        ViaCell, Inc.
                        131 Clarendon Street
                        Boston, Massachusetts 02116
                        FAX: (617) 247-4733

      11.3 Further Assurances. Each of GSK and ViaCell agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

      11.4 Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, GSK, ViaCell, and their respective successors and permitted assigns as provided in this Section 11.4. Each party shall have the right to assign any of its rights and interests, or delegate any of its obligations, to an Affiliate of such party provided that such Affiliate agrees in writing to carry out in full any obligations that are assigned to it and that such assignment shall not relieve such party of any prior or prospective liability under this Agreement. Either party shall have the right to assign all of its rights and interests and delegate all of its obligations under this Agreement to any Affiliate or any Person that is the successor in interest to the assigning party in any merger, consolidation or sale involving substantially all of the business and assets of the assigning party. Any other assignment or delegation shall only be valid and effective if the other party has provided its prior express written consent.

Any attempt to assign or delegate any portion of this Agreement in violation of this Section shall be null and' void. Subject to the foregoing, any reference to GSK or ViaCell hereunder shall be deemed to include the successors thereto and permitted assigns thereof.

      11.5 Amendments. No amendment, modification, waiver, termination or discharge o any provision of this Agreement, nor consent to any departure by GSK or ViaCell therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended. to be amended, modified, waived, terminated or discharged and signed by GSK and ViaCell, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by GSK and ViaCell.

      11.6 Publicity, Use of Trademarks. Neither party shall originate any publicity using the name of the other party without the prior written approval of the other party. Each party owns its own Trademarks. Trademarks of the other party may not be used without the express written permission of the other party. Notwithstanding the foregoing provisions of this Section 11.6 or any other provision of this Agreement, a party may disclose the existence and terms of this Agreement to its accountants, attorneys and other professional advisors, investors, prospective investors, lenders, and other funding sources, provided that prior to such disclosure, such third parties are informed that such terms are considered confidential and are not for public dissemination except as required by law or government regulation.

      11.7 Governing Law. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of North Carolina without reference to any rules which would apply the laws of a different state or country.

      11.8 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, GSK and ViaCell hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

      11.9 Execution in Counterparts. This Agreement maybe executed in any number of" counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

      11.10 Entire Agreement. This Agreement constitutes, on and as of the date hereof, the entire agreement of GSK and ViaCell with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between GSK and ViaCell with respect to such subject matter, including the MTA, are hereby superseded in their entireties.

      11.11 Headings. The headings of the several Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

           The remainder of this pate is intentionally left blank.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

SMITHKLINE BEECHAM CORP                 VIACELL, INC
(D.B.A. GLAXOSMITHKLINE)


By: /s/ Donald Parman                   By:  /s/ Marc Beer
   --------------------------------        ------------------------------------

Title: Vice President and Secretary     Title:  CEO
      -----------------------------           ---------------------------------

GLAXO GROUP LIMITED

By: /s/ Richard Stephens
   --------------------------------

Title:  Assistant Secretary
      -----------------------------

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                        EXHIBIT A: LICENSED PATENT RIGHTS

[**]



"Patent," "Patents," "Patent Application," or "Patents and Applications" refer to issued U.S. Patents, pending and abandoned U.S. patent applications, to any provisional, division, renewal, continuation in whole or in part, substitution, conversions, reissue, re-examination, prolongation or extension thereof, to all foreign counterparts (including patent, utility model, and industrial designs), and to any letters Patent and Registrations which may hereafter be granted on any of the foregoing in the United States and all countries throughout the world.

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      NON-US PATENTS AND APPLICATIONS:

[**]


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[**]


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                          EXHIBIT B: DEFINITION OF [**]

1.    Definition of [**]

[**]

2.    Definition of [**]

[**]

3.    Definition of [**]

4.    Definition of [**]


                                 Page 21 of 34
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                         EXHIBIT C: LICENSED TECHNOLOGY

        PRE-CLINICAL OF TPO MIMETIC PEPTIDES: INDEX TO ANALYSIS, BIOLOGY,
                           FORMULATION, PHARMACOLOGY,
                               SYNTHESIS AND DMPK

[**]


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[**]


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[**]


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[**]


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[**]


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[**]


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[**]


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[**]


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[**]


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[**]


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[**]


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[**]


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